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MAXCO, INC. AND SUBSIDIARIES
EXHIBIT 23 -- CONSENT OF INDEPENDENT AUDITORS--ERNST & YOUNG LLP




                         Consent of Independent Auditors




We consent to the incorporation by reference in Registration Statements (Forms S-8 No. 33-48351 and S-8 No. 333-67539) pertaining to the Maxco, Inc. Incentive Stock Option Plan and the Maxco, Inc. 1998 Stock Option Plan, and in the related prospectus of our report dated June 7, 2002, except for Note 3 as to which the date is July 16, 2002, with respect to the consolidated financial statements and schedule of Maxco, Inc. included in the Annual Report (Form 10-K) for the year ended March 31, 2002.



                                                           /S/ ERNST & YOUNG LLP






Detroit, Michigan
July 16, 2002